NEWS RELEASE

Contact:     Wendy S. Schmucker

                  Vice President, Secretary and Treasurer

                  724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS SECOND QUARTER EARNINGS

LATROBE, PA, July 30, 2003- Commercial National Financial Corporation (“the Company”)(NASDAQ:CNAF), parent company of Commercial Bank of Pennsylvania and Commercial National Insurance Services, Inc., has reported unaudited earnings for the six-month period ending June 30, 2003. The company earned $2.247 million (or $.65 per share) compared to $2.593 million (or $.76 per share) earned in the same period last year. Earnings for the second quarter 2003 were $1.105 million (or $.32 per share) compared to $1.198 million (or $.35 per share) for the same period in 2002. Earnings-per-share for the six months ended June 30, 2003 are based on 3,449,624 average shares outstanding compared to 3,426,096 average shares outstanding for the same six-month period a year ago.

The decline in earnings was principally due to lower net interest income, which was partially offset by a reduction in the provision for loan losses.  Other income and expenses increased principally due to the operations of the insurance agency which the Company acquired in December 2002.

The provision for loan losses for the six-month period ending June 30, 2003 was $0 compared to $202,030 for the same period last year. The reasons for this were improved credit quality and higher concentrations in real estate secured loans.

Louis T. Steiner, President and Chief Executive Officer commented, “We continue to monitor other operating expenses as well as the economic conditions affecting the banking and insurance industries. We maintain a diversified array of products and services through our subsidiaries to meet the needs of our customers.”

Total assets of the company at June 30, 2003 were $368 million compared to $377 million at June 30, 2002.

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pa.  The company maintains a commercial business development sales force throughout its entire market area, an asset management and trust division headquartered in Greensburg, as well as, an insurance-services agency based in Ligonier. The Company also serves its customer base from an 100: color="black">www.cnbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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wss/jun03news

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June	June
	2003	2002
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks on demand	$ 10,886,492	$ 8,266,855
Interest bearing deposits with banks	1,088,193	5,234,242
Federal funds sold	15,225,000	20,675,000
Securities available for sale	133,640,663	132,514,545

Loans	189,528,494	192,746,800
Allowance for loan losses	(2,679,893)	(2,913,815)
Net loans	186,848,601	189,832,985

Premises and equipment	4,757,527	5,777,797
Other assets	15,653,992	14,343,107
Total assets	$ 368,100,468	$ 376,644,531

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 49,881,674	$ 49,834,531
Interest bearing	208,945,583	220,452,933
Total deposits	258,827,257	270,287,464

Other liabilities	3,450,374	3,053,062
Long-term borrowings	55,000,000	55,000,000
Total liabilities	317,277,631	328,340,526

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,447,152 and 3,426,096 shares in 2003 and 2002, respectively	7,200,000	7,200,000
Retained earnings	42,150,162	40,616,077

Accumulated other comprehensive income, net of deferred taxes of $2,141,678 in June 2003 and $1,861,422 in June 2002

	4,157,375	3,613,348

Less treasury stock, at cost, 152,848 and 173,904 shares in 2003 and 2002
	(2,684,700)	(3,125,420)
Total shareholders' equity	50,822,837	48,304,005

Total liability and shareholders' equity	$ 368,100,468	$ 376,644,531

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
	Three Months		Six Months
	Ending June 30		Ending June 30
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Interest and fees on loans	$ 2,890,507	$ 3,400,481	$ 5,740,578	$ 7,130,425
Interest and dividends on securities:
Taxable	1,792,314	1,997,249	3,884,134	3,765,372
Exempt from federal income taxes	300,670	261,258	591,989	522,683
Interest on deposits with banks	4,353	1,881	38,654	3,443
Interest on federal funds sold	40,029	39,959	85,436	60,493
Total Interest income	5,027,873	5,700,828	10,340,791	11,482,416

INTEREST EXPENSE:
Interest on deposits	925,592	1,288,828	1,922,661	2,636,970
Interest on short-term borrowings	-	7,094	-	19,095
Interest on long-term borrowings	724,052	637,070	1,444,355	1,078,758
Total Interest expense	1,649,644	1,932,992	3,367,016	3,734,823

NET INTEREST INCOME	3,378,229	3,767,836	6,973,775	7,747,593
PROVISION FOR LOAN LOSSES	-	162,816	-	202,030

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,378,229	3,605,020	6,973,775	7,545,563

OTHER OPERATING INCOME:
Asset management and trust income	226,512	159,655	350,925	271,018
Service charges on deposit accounts	217,962	171,370	403,074	354,328
Other service charges and fees	156,276	192,880	330,382	396,497
Commissions and fees from insurance sales	277,130	12,604	484,972	29,979
Income from investment in life insurance	149,088	99,816	298,176	175,566
Other income	71,241	78,047	136,868	159,732
Total other operating income	1,098,209	714,372	2,004,397	1,387,120

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,441,596	1,371,693	2,969,389	2,825,989
Net occupancy	176,468	149,705	370,320	304,267
Furniture and equipment	181,460	180,979	348,513	350,755
Pennsylvania shares tax	126,812	115,807	246,288	224,795
Other expenses	1,169,916	854,018	2,198,943	1,649,107
Total other operating expenses	3,096,252	2,672,202	6,133,453	5,354,913

INCOME BEFORE INCOME TAXES	1,380,186	1,647,190	2,844,719	3,577,770
Income tax expense	275,510	449,300	597,410	985,000

Net income	$ 1,104,676	$ 1,197,890	$ 2,247,309	$ 2,592,770

Average Shares Outstanding	3,447,152	3,438,787	3,449,624	3,426,096

Earnings Per Share	$ 0.32	$ 0.35	$ 0.65	$ 0.76